Exhibit 10.2
Transition Agreement and General Release July 14, 2026
Re: Employment Transition Agreement and General Release
Dear Jill,
On behalf of Fortrea Inc. (the “Company”), I write to offer you (the “Employee”) the following Transition Agreement and General Release (the “Agreement”).
Mutual Agreement Regarding Role Transition and Separation of Employment
A.    The Employee served as Chief Financial Officer of the Company.
B.    The Employee is a participant in the Fortrea Inc. Master Senior Executive Severance Plan (the “Plan”), which defines, among other things, the terms “Good Reason” and “Cause.”
C.    The Company and the Employee have mutually agreed the Employee’s responsibilities transitioned so that she ceased to be Chief Financial Officer effective as of July 6, 2026 (the “Role Transition Date”).
D.    Following the Role Transition Date, the parties have mutually agreed that the Employee’s employment shall continue through September 8, 2026 (the “Continued Employment End Date”), subject to the terms and conditions set forth herein.
E.    In consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
Agreement
1.0    Definitions. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan. The definitions of “Good Reason” and “Cause” as set forth in the Plan are incorporated herein by reference. “Consulting Agreement” means the Consulting Agreement to be entered into between the Employee and the Company dated as of the date of this Agreement, which provides for consulting services by the Employee from September 8, 2026 through March 8, 2027.
2.0    Continued Employment.
2.1    Effective as of the Role Transition Date, the parties have mutually agreed that the Employee’s responsibilities as Chief Financial Officer shall transition; provided, however, that the Employee shall remain employed by the Company at the same base pay and benefits from the effective date of this Agreement through the Continued Employment End Date, unless (a) the Employee earlier voluntarily resigns or (b) the Employee’s employment is terminated by the Company for Cause (as defined in the Plan).
2.2    Effective as of the Role Transition Date, the Employee shall be deemed to have resigned from her position as Chief Financial Officer and any related officer positions with the Company and its affiliates, except as may otherwise be mutually agreed between the Employee and the Company. The Employee shall execute any documents reasonably requested by the Company to effectuate such resignations and title change. For the avoidance of doubt, the Employee’s resignation from her CFO position shall not affect her continued employment through the Continued Employment End Date or her eligibility for the benefits set forth in Section 3.0.
2.3    Notwithstanding the mutual nature of this arrangement, the Company’s sole basis to terminate the Employee’s employment during the period between the effective date of this Agreement and the Continued Employment End Date and thereby be relieved of its obligation to enter into the Separation Agreement and General Release described in Section 3.3 below is a termination for Cause as defined in the Plan. Any termination of the Employee’s employment by the Company without Cause during such period shall not relieve the Company of its obligation to execute the Separation Agreement and General Release in accordance with Section 3.3.
3.0    Consideration. In exchange for the Employee’s execution and non-revocation of this Agreement and the releases and waivers set forth herein, the Company agrees to provide the following:
3.1    Continued employment at the Employee’s current base pay and benefits through the Continued Employment End Date, subject to the Employee’s earlier voluntary resignation or a termination for Cause;
3.2    A cash payment of One Thousand Dollars ($1,000.00), less applicable taxes and withholdings, payable on the Company’s next regular payroll date following the Effective Date of this Agreement; and
3.3    If the Employee remains employed by the Company on the Continued Employment End Date, the Company shall enter into a Separation Agreement and General Release with the Employee in substantially the form attached hereto as Exhibit A provided the Employee has first signed the Separation Agreement and General Release and the time in which she can revoke her signature has passed without her revoking her signature.

4.0    Release of Claims.
4.1    General Release. The Employee, on behalf of herself and her heirs, assigns, transferees and representatives, hereby releases and forever discharges the Company, and its predecessors, successors, parents, subsidiaries, affiliates, assigns, representatives and agents, as well as all of their present and former directors, officers, employees, agents, shareholders, representatives, attorneys and insurers (collectively, the “Releasees”), from any and all claims, causes of action, demands, damages or liability of any nature whatsoever, known or unknown, which the Employee has or may have which arise out of her employment with the Company or its affiliates, or which concern or relate in any way to any acts or omissions done or occurring prior to and including the date the Employee signs this Agreement, including, but not limited to, claims arising under the Equal Pay Act; Title VII of the Civil Rights Act of 1964; 42 U.S.C. § 1981 et seq.; the Americans with Disabilities Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); the Worker Adjustment and Retraining Notification Act; the Genetic Information Nondiscrimination Act of 2008 (GINA); any and all claims for discrimination, wrongful termination and/or retaliation; claims for breach of contract, express or implied; claims for breach of the covenant of good faith and fair dealing; claims for compensation, including but not limited to wages, bonuses, or commissions except as otherwise contained herein; claims for benefits or fringe benefits, including, but not limited to, claims for severance pay and/or termination pay, except as otherwise contained herein; claims for, or relating to equity awards (except that nothing in this Agreement shall affect (i) the Employee’s claims to vested benefits in any Company qualified and non-qualified benefit or incentive plans in accordance with the terms of the applicable award agreement(s) and applicable plan documents, and (ii) the Employee’s rights with respect to restricted stock units and performance share units, as modified by this Agreement and the Consulting Agreement); claims arising in tort, including, but not limited to, claims for invasion of privacy, negligent or intentional infliction of emotional distress, fraud, negligent or intentional misrepresentation, and defamation; claims for quantum meruit and/or unjust enrichment; and any and all other claims arising under any other federal, state, local or foreign laws, as well as any and all other common law legal or equitable claims; provided, however, that this release does not include any claims arising under the Age Discrimination in Employment Act (“ADEA”) or any other federal, state, or local statute prohibiting age discrimination, which claims shall be addressed in the Separation Agreement and General Release attached hereto as Exhibit A.
4.2    Waiver of Good Reason. The Employee expressly and irrevocably waives any right she may have to resign for “Good Reason” as defined in the Plan, including, but not limited to, any Good Reason claim arising from: (a) any notice relating to this Agreement or the role transition; (b) the transition of her title as Chief Financial Officer; (c) the change or transition of her duties; or (d) any other event related to or arising from the foregoing. The Employee further waives any future right to resign for Good Reason under the Plan in connection with any of the foregoing events or for any other reason arising up to the date the Employee signs this Agreement or arising from the events contemplated herein.
4.3    Acknowledgment. The Employee acknowledges and agrees that: (a) she is fully aware of the transition of her Chief Financial Officer title and the change in her duties prior to signing this Agreement; (b) the events described in Section 4.2 above, including the mutually agreed transition of her Chief Financial Officer title, and the agreed change in her duties, would otherwise constitute “Good Reason” under the Plan when such events take effect on the Role Transition Date; and (c) by signing this Agreement she is knowingly and voluntarily waiving any right to treat such events as a basis for resignation for Good Reason or to claim any benefits thereunder.

4.4    No Waiver of Future Claims. Nothing in this Agreement waives or releases any claims that may arise after the date the Employee signs this Agreement, other than (a) claims arising under Section 4.2 above, and (b) Good Reason claims arising from the role transition contemplated by this Agreement, which claims are waived as set forth in Sections 4.2 and 4.3 above notwithstanding that such events will occur after the date of this Agreement.
4.5    Waiver of Additional Prorated PSU Vesting. The Employee acknowledges that, pursuant to the Consulting Agreement, she will be entitled to continued vesting of restricted stock units during the consulting term and will receive a pro rata portion of her performance share units as of the Termination Date (September 8, 2026), as set forth in the Consulting Agreement. In exchange for the consideration provided in this Agreement and the Consulting Agreement, the Employee irrevocably waives all rights to any additional prorated vesting of performance share units (PSUs) after September 8, 2026, including without limitation any such rights that may otherwise arise or be claimed under any applicable equity incentive plan (including the Fortrea Holdings Inc. 2023 Omnibus Incentive Plan), any award agreement, or any other governing plan document. This waiver applies notwithstanding any contrary language in any plan, award agreement, or governing document, and the Employee confirms that the treatment of her PSUs in the Consulting Agreement constitutes the exclusive treatment of such awards.
4.6    Non-Waivable Claims. Notwithstanding the foregoing, this release does not apply to any statutory or other claims that are prohibited from waiver by federal, state, or local law.
4.7    No Prior Actions. The Employee represents that she has not initiated any action or charge against any of the Releasees with any federal, state, or local court, administrative agency, or other adjudicatory body. The Employee knowingly and intentionally waives any rights to any additional recovery that might be sought on her behalf by any other person, entity, local, state, or federal government or agency thereof. The Employee does not give up her rights to any monetary award from a government-administered whistleblower award program, such as that offered by the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934.
4.8    No Waiver of Indemnification. Nothing in this Agreement, including the Release in Section 4.1 above, waives, invalidates or releases the indemnification obligations found in Articles VIII and IX of Fortrea’s Certificate of Incorporation, or any other indemnification obligations owed by the Company to the Employee as of the Effective Date of this Agreement.

5.0    Representations by the Employee.
5.1    The Employee represents and acknowledges that: (a) she has carefully read this Agreement and fully understands its terms and conditions; (b) she is voluntarily entering into this Agreement of her own free will; (c) she has not been coerced, threatened, or otherwise pressured into signing this Agreement; and (d) she understands that this Agreement contains a release of claims and a waiver of rights.
5.2    The Employee further represents that she has received all wages, compensation, and benefits to which she is entitled through the date of this Agreement, except for any payments due under this Agreement.

6.0    Confidentiality.
6.1    The Employee understands and agrees that this Agreement may be filed publicly with a court, regulatory body, or governmental agency, and that upon such filing, the terms of this Agreement will become a matter of public record. Notwithstanding the foregoing, the Employee agrees not to disclose to anyone (other than counsel, accountants, immediate family members, or as required in connection with a public filing) the substance of any pre-signing discussions or negotiations relating to this Agreement, except as otherwise permitted under Section 6.8.
6.2    The parties acknowledge that during the course of the Employee’s employment with the Company, she was given access, on a confidential basis, to Confidential Information (as defined below) which the Company has for years collected, developed, and/or discovered through a significant amount of effort and at great expense. The parties acknowledge that the Confidential Information of the Company is not generally known or easily obtained in the Company’s trade, industry, business, or otherwise and that maintaining the secrecy of the Confidential Information is extremely important to the Company’s ability to compete with its competitors.
6.3    The Employee agrees that for a period of seven (7) years from the date of this Agreement, the Employee shall not, without the prior written consent of the Company, divulge to any third party or use for her own benefit, or for any purpose other than the exclusive benefit of the Company, any Confidential Information of the Company; provided, however, that nothing herein contained shall restrict the Employee’s ability to make such disclosures as such disclosures may be required by law; and further providing that nothing herein contained shall restrict the Employee from divulging information that is readily available to the general public as long as such information did not become available to the general public as a direct or indirect result of the Employee’s breach of this section of this Agreement.
6.4    The term “Confidential Information” in this Agreement shall mean information that is not readily and easily available to the public or to persons in the same business, trade, or industry of the Company, or any of its affiliates for whom the Employee has performed services, and that concerns the Company’s Trade Secrets, prices, pricing methods, costs, profits, profit margins, suppliers, methods, procedures, processes or combinations or applications thereof developed in, by, or for the Company’s business, research and development projects, data, business strategies, marketing strategies, sales techniques, customer lists, customer information, employee evaluations, employee performance information, or any other information concerning the Company or its business that is not readily and easily available to the public or to those persons in the same business, trade, or industry of the Company. The term “Trade Secrets” as used in this Agreement shall mean proprietary information, including a formula, pattern, compilation, program, device, method, technique, or process, which is marked in writing as a ‘trade secret’ at the time of disclosure, that: (i) gives its owner an opportunity to obtain an advantage over competitors who do not know or use it; (ii) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means or by reverse engineering by other persons who can obtain economic value from its disclosure or use; and (iii) is the subject of reasonable efforts, under the circumstances, by its owner to maintain its secrecy. The term “customer information” as used in this Agreement shall mean information that is not readily and easily available to the public or to those persons in the same business, trade, or industry and that concerns the course of dealing between the Company and its customers or potential customers solicited by the Company, customer preferences, particular contracts or locations of customers, negotiations with customers, and any other information concerning customers obtained by the Company that is not readily and easily available to the public or to those in the business, trade, or industry of the Company.

6.5    The Employee acknowledges that all information, the disclosure of which is prohibited hereby, is of a confidential and proprietary character and of great value to the Company, and upon the execution of this Agreement (or as soon thereafter as is reasonably practicable), the Employee shall forthwith deliver up to the Company all records, memoranda, data, and documents of any description that refer to or relate in any way to such information and shall return to the Company any of its equipment and property which may then be in the Employee’s possession or under the Employee’s personal control.
6.6    The Employee hereby agrees that any failure to fully and completely comply with this provision shall entitle the Company to seek damages for a demonstrated breach of the confidentiality provision, to include recoupment of monies paid hereunder.
6.7    The U.S. Defend Trade Secrets Act of 2016 (the “DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, the DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.
6.8    Notwithstanding the restrictions set forth in Section 6.0 and its subparts, the Employee may disclose information protected under Section 6.0 and its subparts if and only if such is (i) lawfully required by any government agency; (ii) otherwise required to be disclosed by law (including legally required financial reporting) and/or by court order; (iii) necessary in any legal proceeding in order to enforce any provision of this Agreement; (iv) made to the Securities and Exchange Commission regarding securities law issues or other government agency regarding a regulatory matter; or (v) made in connection with a required public filing of this Agreement with a court, regulatory body, or governmental agency. The Employee further agrees that, except in the case of a required public filing or disclosure to a government agency, she will notify the Company in writing within five (5) calendar days of the receipt of any subpoena, court order, administrative order or other legal process requiring disclosure of information subject to Section 6.0 and sub-parts thereto. Nothing in this Agreement prevents the Employee from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations.
7.0    Return of Company Property. Within ten (10) days after the Continued Employment End Date or earlier separation from employment, the Employee shall return all Company documents and property in her possession or control, including, but not limited to, any cell phones, laptops, electronic storage media, and other equipment.

8.0    Nondisparagement.
8.1    The Employee will not (except as required by law) communicate to anyone, whether by word or deed, whether directly or through any intermediary, and whether expressly or by suggestion or innuendo, any statement, whether characterized as one of fact or of opinion, that is intended to cause or that reasonably would be expected to cause any person to whom it is communicated to have (i) a lowered opinion of the Company or any affiliates, including a lowered opinion of any products manufactured, sold, or used by, or any services offered or rendered by the Company or its affiliates; and/or (ii) a lowered opinion of the Company’s creditworthiness or business prospects. The Employee’s obligation in this regard extends to the reputation of the Company and any other person or entity described in Section 4.1 of this Agreement. This Section shall not be construed as prohibiting the Employee from communicating truthful information (a) in any formal or informal proceeding with a government agency or investigator, (b) in any litigation against the Company including, but not limited to, qui tam lawsuits whether the government decides to intervene or declines to intervene and the relator moves forward pursuing its claims, (c) as required by law, such as in response to a duly-issued subpoena, or (d) any action to enforce the terms of this Agreement or right not waived under Section 4.0 and subparts thereunder.
8.2    The Company agrees that its senior executives and members of its Board of Directors shall not (except as required by law) communicate to anyone, whether by word or deed, whether directly or through any intermediary, and whether expressly or by suggestion or innuendo, any statement, whether characterized as one of fact or of opinion, that is intended to cause or that reasonably would be expected to cause any person to have a lowered opinion of the Employee’s professional reputation or business capabilities. This Section shall not be construed as prohibiting truthful statements (a) in any legal, regulatory, or administrative proceeding, (b) as required by law or fiduciary duty, (c) in response to inquiries from governmental authorities, or (d) in SEC filings or other required disclosures.
8.3    Upon request for reference or any other inquiry pertaining to the Employee’s work for the Company that is directed to Peter Neupert, Chair of the Company’s Board of Directors, or the Company’s Chief Executive Officer or General Counsel, the Company shall confirm only the Employee’s job title and dates of employment.
9.0    Miscellaneous.
9.1    Binding Effect. This Agreement is binding on, and shall inure to the benefit of, the parties hereto and their heirs, representatives, transferees, principals, executors, administrators, predecessors, successors, parents, subsidiaries, affiliates, assigns, agents, directors, officers, and employees.
9.2    Entire Agreement. This Agreement, together with the Plan (to the extent incorporated by reference herein), the Consulting Agreement, and the Separation Agreement and General Release attached hereto as Exhibit A (upon its execution), constitutes the complete agreement between the parties with respect to the subject matter hereof. Any and all prior agreements, representations, negotiations, and understandings among the parties, oral or written, express or implied, with respect to the subject matter hereof are hereby superseded and merged herein.
9.3    Amendment. This Agreement may not be revised or modified without the mutual written consent of the parties.

9.4    Severability. If any provision of this Agreement shall be determined to be invalid or unenforceable by a court of competent jurisdiction, that part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of said provision or the remaining provisions of this Agreement.
9.5    Governing Law; Jurisdiction. This Agreement shall be construed in accordance with and governed by the laws of the State of North Carolina, without regard to its conflict of laws principles. The parties agree that any action, special proceeding, or other proceeding with respect to this Agreement shall be brought exclusively in the federal or state courts of the State of North Carolina. The parties irrevocably consent to the jurisdiction of the federal and state courts of North Carolina and waive any objection based on lack of personal jurisdiction, improper venue, or forum non conveniens.
9.6    Notices. Notices required under this Agreement shall be served by certified mail, return receipt requested, or by express delivery by a nationally recognized delivery service company such as Federal Express as follows:
If to the Company:
Fortrea Inc.
8 Moore Drive
Durham, NC 27709
Attention: Chief Administrative Officer
If to the Employee:

Jill McConnell

Consistent with the requirements of this Section, each party shall notify the other party of any change of address for the receipt of a notice under this Agreement.
9.7    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Electronic signatures shall be deemed valid and binding to the same extent as original signatures.

9.8    Effective Date. This Agreement shall become effective upon execution by both parties.
If you agree with the foregoing, please sign below and return two (2) originals to me. You should retain one (1) original copy of this Agreement for your records.

[Signature Page Follows]

[Signature Page to Transition Agreement]

Sincerely,

/s/ Anshul Thakral
Name:	Anshul Thakral
Title:	Chief Executive Officer

Agreed to and accepted:
/s/ Jill McConnell
Name:	Jill McConnell
Date:	July 14, 2026

Exhibit A

Separation Agreement and General Release September 8, 2026
Re: Employment Separation Agreement and General Release
Dear Jill,
On behalf of Fortrea Inc. (the “Company”), I write to offer you (the “Employee”) the following Special Severance Agreement (the “Agreement”). As used in this Agreement, “Transition Agreement” means the Transition Agreement entered into between the Company and the Employee dated July 14, 2026.
1.0    Termination of Employment
1.1       Effective as of September 8, 2026 (the “Termination Date”), the Company and the Employee mutually agree that the Employee’s employment with the Company and/or its affiliates shall terminate; she shall perform no further services for the Company or its affiliates and her status as an employee and officer (if applicable) of the Company and its affiliates shall cease on that date. As a material condition of the Company’s obligations under this Agreement, to the extent the Employee is not automatically removed on or after the Termination Date or has not resigned or been removed before the Termination Date, by signing this Agreement the Employee shall immediately and voluntarily be deemed to have resigned from all officer, board, committee, or other positions of the Company or any of the Company’s subsidiaries or other affiliates effective as of the Termination Date. The Employee and the Company further agree that the relationship created by this Agreement is purely contractual and that no employer-employee relationship is intended, nor shall such be inferred from the performance of obligations under this Agreement. The Employee further agrees that any payments and/or benefits payable pursuant to this Agreement are contingent upon the Employee’s execution and fulfillment of her obligations under this Agreement. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Fortrea Inc. Master Senior Executive Severance Plan (the “Plan”).
2.0    Severance Pay
2.1    In consideration for the covenants, promises and agreements herein and in particular the Employee’s release of claims as well as covenants not to solicit, not to compete and not to disclose confidential information, the Company will pay the Employee severance in a total amount of $1,017,500.00, less applicable taxes and withholdings (hereafter referred to as “Severance Pay”), which equals one times the Employee’s Base Salary of $550,000.00 plus the Employee’s target annual bonus for 2026 of $467,500.00. The Severance Pay shall be paid in two (2) installments, with the first installment of $508,750.00, less taxes and withholding, made payable within thirty (30) days following the effectiveness of this Agreement and the second installment of $508,750.00, less taxes and withholding, made payable within thirty (30) days following the one (1)-year anniversary of the effectiveness of this Agreement, subject to the terms and conditions of the Plan.
2.2    The Company shall not be responsible for making any payments under this Agreement and the Plan if the Employee has not complied in all material respects with the terms and conditions of this Agreement.

3.0    Benefits
3.1       The Employee and any of her dependents may be eligible to elect continued health care coverage under the welfare plans sponsored by the Company or its affiliate, as applicable, as provided in the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), which provides generally that certain employees and their dependents may elect to continue coverage under employer-sponsored group health plans for a period of at least eighteen (18) months under certain conditions, including payment by the Employee of the “applicable premium” as defined in Section 604 of the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§ 1001 et seq. (“ERISA”). In the event the Employee elects continuation of coverage under COBRA for herself and her dependents, the Company will pay the applicable premium for such coverage (medical, dental, optical and prescription coverage for dependents) for twelve (12) months. To be clear, the COBRA reimbursement will not include the applicable premium for any Section 125, health flexible spending, dependent care and health savings account or similar plans. The Employee shall be responsible for, and will be required to pay, the applicable premium for any COBRA coverage beyond the twelve (12) month period.
3.2       The Employee shall be eligible for such benefits under the existing qualified plans of the Company and/or its affiliates as are provided under the circumstances (taking into account termination of employment as of the Termination Date) pursuant to the terms of the plan documents governing each of these plans. Except as otherwise provided herein or in the terms of any documents governing any employee benefit plan maintained by the Company or its affiliate, the Employee will cease to be a participant in and will no longer have any coverage or entitlement to benefits, accruals, or contributions under any of the employee benefit plans of the Company or its affiliates effective upon the termination of her employment. The Employee agrees that the payments made to her by the Company pursuant to this Agreement do not constitute compensation for purposes of calculating the amount of benefits that the Employee may be entitled to under the terms of any retirement plan or for the purposes of accruing any benefit, receiving any allocation of any contribution, or having the right to defer any income in any profit-sharing or other employee pension benefit plan, including any cash or deferred arrangement.
3.3    Additionally, the Employee shall be entitled to receive a stipend in the form of a lump sum for medical coverage, less taxes and withholding (the “Medical Coverage Stipend”), as well as reimbursement for outplacement services with such reimbursement for outplacement services capped at $3,000 (subject to applicable taxes and withholdings). For purposes of calculating the Medical Coverage Stipend, the Company will annually set the amount of the Medical Coverage Stipend based on the average annual cost of coverage under the Company’s medical plan on a per employee basis.
3.4       The Employee also understands that her equity awards are governed by the terms and conditions of the applicable incentive plan or successor or predecessor plans and individual equity award agreements, except as expressly modified by this Agreement, the Transition Agreement, and the Consulting Agreement (as defined in the Transition Agreement). Nothing in this Agreement alters, changes, or amends the terms and conditions of said equity awards, award agreements or incentive plan, except as expressly provided herein and in the Transition Agreement and Consulting Agreement with respect to continued vesting of restricted stock units and treatment of performance share units.
3.5    The Employee shall submit for reimbursement any and all unpaid business expenses to the Company within thirty (30) days of the Termination Date. The Company will reimburse said expenses provided that they are consistent with, and reimbursable under, the Company’s travel and entertainment expense policy. The Company will not be responsible for reimbursing the Employee for any business expenses submitted after said thirty (30)-day period.

3.6    This Agreement shall never be construed as an admission by the Company or its affiliates of any liability, wrongdoing or responsibility on its part or on the part of any other person or entity described in Section 4.1 of this Agreement. The Company and its affiliates expressly deny any such liability, wrongdoing or responsibility.
4.0    Release
The Employee, on behalf of herself and her heirs, assigns, transferees and representatives, hereby releases and forever discharges the Company, and its predecessors, successors, parents, subsidiaries, affiliates, assigns, representatives and agents, as well as all of their present and former directors, officers, employees, agents, shareholders, representatives, attorneys and insurers (collectively, the “Releasees”), from any and all claims, causes of action, demands, damages or liability of any nature whatsoever, known or unknown, which the Employee has or may have which arise out of her employment or cessation of employment with the Company or its affiliate, or which concern or relate in any way to any acts or omissions done or occurring prior to and including the date of this Agreement, including, but not limited to, claims arising under the Equal Pay Act; Title VII of the Civil Rights Act of 1964; 42 U.S.C. § 1981 et seq.; the Americans with Disabilities Act; the Family and Medical Leave Act; ERISA; the Worker Adjustment and Retraining Notification Act; the Age Discrimination in Employment Act; the Genetic Information Nondiscrimination Act of 2008 (GINA); any and all claims for discrimination, wrongful termination and/or retaliation; claims for breach of contract, express or implied; claims for breach of the covenant of good faith and fair dealing; claims for compensation, including but not limited to wages, bonuses, or commissions except as otherwise contained herein; claims for benefits or fringe benefits, including, but not limited to, claims for severance pay and/or termination pay, except as otherwise contained herein; claims for, or relating to equity awards (except that (i) nothing in this Agreement shall prohibit the Employee from exercising any vested equity awards or affect the Employee’s claims to vested benefits in any Company qualified and non-qualified benefit or incentive plans in accordance with the terms of the applicable award agreement(s) and applicable plan documents, and (ii) the Employee’s rights with respect to restricted stock units and performance share units under the Consulting Agreement are expressly preserved); claims for unaccrued vacation pay; claims arising in tort, including, but not limited to, claims for invasion of privacy, negligent or intentional infliction of emotional distress, fraud, negligent or intentional misrepresentation, and defamation; claims for quantum meruit and/or unjust enrichment; and any and all other claims arising under any other federal, state, local or foreign laws, as well as any and all other common law legal or equitable claims.
4.2       The Employee represents that she has not initiated any action or charge against any of the Releasees with any Federal, State or local court, administrative agency, or other adjudicatory body. The Employee knowingly and intentionally waives any rights to any additional recovery that might be sought on her behalf by any other person, entity, local, state or federal government or agency thereof, including specifically and without limitation, the United States Department of Labor, the Equal Employment Opportunity Commission and comparable State agencies. The Employee does not give up her rights to any monetary award from a government-administered whistleblower award program, such as that offered by the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934.

4.3       The Employee is hereby advised that: (i) she should consult with an attorney (at her own expense) prior to executing this Agreement; (ii) she is waiving, among other things, any age discrimination claims under the Age Discrimination in Employment Act, provided, however, she is not waiving any claims that may arise after the date this Agreement is executed; (iii) she has twenty-one (21) days within which to consider the execution of this Agreement, before signing it; and (iv) for a period of seven (7) days following the execution of this Agreement, she may revoke this Agreement by delivering written notice (by the close of business on the seventh day) to the Company in accordance with Section 10.7 herein.
4.4    Notwithstanding the provisions of Section 4.1, said release does not apply to any and all statutory or other claims that are prohibited from waiver by Federal, State or local law.
4.5    The parties agree that the Company has no prior legal obligation to make the additional payments set forth above in Sections 2.0 and 3.0 (including the sub-parts thereto) and that it has been exchanged for the promises of the Employee stated in this Agreement. It is specifically understood and agreed that the additional payments, and each of them, are good and adequate consideration to support the waivers, releases and obligations contained herein, including, without limitation, Sections 4.0, 5.0, 6.0, 7.0, and 8.0, and their respective sub-parts, and that all of the payments set forth in Sections 2.0 and 3.0 (including the sub-parts thereto) are of value in addition to anything to which the Employee already was entitled prior to the execution of this Agreement.
4.6    No Waiver of Indemnification. Nothing in this Agreement, including the Release in Section 4.1 above, waives, invalidates or releases the indemnification obligations found in Articles VIII and IX of Fortrea’s Certificate of Incorporation, or any other indemnification obligations owed by the Company to the Employee as of the Effective Date of this Agreement.
4.7    Waiver of Additional Prorated PSU Vesting. The Employee acknowledges that, pursuant to the Consulting Agreement, she will be entitled to continued vesting of restricted stock units during the consulting term and will receive a pro rata portion of her performance share units as of the Termination Date (September 8, 2026), as set forth in the Consulting Agreement. In exchange for the consideration in this Agreement and under the Consulting Agreement, the Employee irrevocably waives all rights to any additional prorated vesting of performance share units (PSUs) after September 8, 2026, including without limitation any such rights that may otherwise arise or be claimed under any applicable equity incentive plan (including the Fortrea Holdings Inc. 2023 Omnibus Incentive Plan), any award agreement, or any other governing plan document. This waiver applies notwithstanding any contrary language in any plan, award agreement, or governing document, and the Employee confirms that the treatment of her PSUs as set forth in the Consulting Agreement constitutes the exclusive treatment of such awards.

5.0    Confidentiality
5.1    The Employee understands and agrees that this Agreement may be filed publicly with a court, regulatory body, or governmental agency, and that upon such filing, the terms of this Agreement will become a matter of public record. Notwithstanding the foregoing, the Employee agrees not to disclose to anyone (other than counsel, accountants, immediate family members, or as required in connection with a public filing) the substance of any pre-signing discussions or negotiations relating to this Agreement, except as otherwise permitted under Section 5.8.
5.2       The parties acknowledge that during the course of the Employee’s employment with the Company, she was given access, on a confidential basis, to Confidential Information (as defined below) which the Company has for years collected, developed, and/or discovered through a significant amount of effort and at great expense. The parties acknowledge that the Confidential Information of the Company is not generally known or easily obtained in the Company’s trade, industry, business, or otherwise and that maintaining the secrecy of the Confidential Information is extremely important to the Company’s ability to compete with its competitors.
5.3       The Employee agrees that for a period of seven (7) years from the date of this Agreement, the Employee shall not, without the prior written consent of the Company, divulge to any third party or use for her own benefit, or for any purpose other than the exclusive benefit of the Company, any Confidential Information of the Company; provided, however, that nothing herein contained shall restrict the Employee’s ability to make such disclosures as such disclosures may be required by law; and further providing that nothing herein contained shall restrict the Employee from divulging information that is readily available to the general public as long as such information did not become available to the general public as a direct or indirect result of the Employee’s breach of this section of this Agreement.

5.4    The term “Confidential Information” in this Agreement shall mean information that is not readily and easily available to the public or to persons in the same business, trade, or industry of the Company, or any of its affiliates for whom the Employee has performed services, and that concerns the Company’s Trade Secrets, prices, pricing methods, costs, profits, profit margins, suppliers, methods, procedures, processes or combinations or applications thereof developed in, by, or for the Company’s business, research and development projects, data, business strategies, marketing strategies, sales techniques, customer lists, customer information, employee evaluations, employee performance information, or any other information concerning the Company or its business that is not readily and easily available to the public or to those persons in the same business, trade, or industry of the Company. The term “Trade Secrets” as used in this Agreement shall mean proprietary information, including a formula, pattern, compilation, program, device, method, technique, or process, which is marked in writing as a ‘trade secret’ at the time of disclosure, that: (i) gives its owner an opportunity to obtain an advantage over competitors who do not know or use it; (ii) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means or by reverse engineering by other persons who can obtain economic value from its disclosure or use; and (iii) is the subject of reasonable efforts, under the circumstances, by its owner to maintain its secrecy. The term “customer information” as used in this Agreement shall mean information that is not readily and easily available to the public or to those persons in the same business, trade, or industry and that concerns the course of dealing between the Company and its customers or potential customers solicited by the Company, customer preferences, particular contracts or locations of customers, negotiations with customers, and any other information concerning customers obtained by the Company that is not readily and easily available to the public or to those in the business, trade, or industry of the Company.
5.5    The Employee acknowledges that all information, the disclosure of which is prohibited hereby, is of a confidential and proprietary character and of great value to the Company, and upon the execution of this Agreement (or as soon thereafter as is reasonably practicable), the Employee shall forthwith deliver up to the Company all records, memoranda, data, and documents of any description that refer to or relate in any way to such information and shall return to the Company any of its equipment and property which may then be in the Employee’s possession or under the Employee’s personal control.
5.6    The Employee hereby agrees that any failure to fully and completely comply with this provision shall entitle the Company to seek damages for a demonstrated breach of the confidentiality provision, to include recoupment of monies paid hereunder.
5.7    The U.S. Defend Trade Secrets Act of 2016 (the “DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, the DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

5.8    Notwithstanding the restrictions set forth in Section 5.0 and its subparts, the Employee may disclose information protected under Section 5.0 and its subparts if and only if such is (i) lawfully required by any government agency; (ii) otherwise required to be disclosed by law (including legally required financial reporting) and/or by court order; (iii) necessary in any legal proceeding in order to enforce any provision of this Agreement; (iv) made to the Securities and Exchange Commission regarding securities law issues or other government agency regarding a regulatory matter; or (v) made in connection with a required public filing of this Agreement with a court, regulatory body, or governmental agency. The Employee further agrees that, except in the case of a required public filing or disclosure to a government agency, she will notify the Company in writing within five (5) calendar days of the receipt of any subpoena, court order, administrative order or other legal process requiring disclosure of information subject to Section 5.0 and sub-parts thereto. The Employee may also disclose the contents of Section 6.0 and its sub-parts and only those contents to any subsequent employer. Nothing in this Agreement prevents the Employee from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations.
6.0    Non-Solicitation/Non-Compete
6.1    For a period of twelve (12) months from the Termination Date, the Employee shall not become an owner in, shareholder with more than a two percent (2%) equity interest in, investor in, or an employee, contractor, consultant, advisor, representative, officer, director, or agent of, a trade or business that offers products and services that are the same or substantially similar to the products and services provided by the Company in any geographic market in which the Company conducts business (“Competitor”), as evidenced by the books and records of the Company; provided, however, that the duties and responsibilities of said employment or engagement as an owner in, shareholder with more than two percent (2%) equity interest in, investor in, contractor, consultant, advisor, representative, officer, director or agent are (i) the same, similar, or substantially related to current duties and responsibilities or duties or responsibilities performed by the Employee while employed by the Company at any time during a six (6) month period prior to Termination Date and (ii) related to or concerning the Competitor’s business activities in the Restricted Territory (as defined below). The parties agree and affirm that their intention with respect to Section 6.1 is that the Employee’s activities shall be limited only for the twelve (12) month period after the separation of employment for any reason. The provisions calling for a “look back” of six (6) calendar months prior to the separation of employment are intended solely as a means of identifying the duties and responsibilities that will define the restricted activities covered by Section 6.1 and are not intended to nor shall they, under any circumstances, be construed to define the length or term of any such restriction. For purposes of Section 6.1, the term “Restricted Territory” means the geographic area that was part of the Employee’s duties and responsibilities within the six (6) month period prior to the date of the Employee’s termination of employment. If a court of competent jurisdiction determines that the Restricted Territory as defined herein is too restrictive, then the parties agree that said court may reduce or limit the Restricted Territory to the largest acceptable area so as to enable the enforcement of Section 6.1.

6.2    For a period of twelve (12) months following the Termination Date, the Employee will not, either directly or indirectly, or on behalf of any person, business, partnership, or other entity, call upon, contact, or solicit any customer or customer prospect of the Company, or any representative of the same, with a view toward the sale or providing of any service or product competitive with the Company’s business; provided, however, the restrictions set forth in this Section shall apply only to customers or prospects of the Company, or representatives of the same, with which during the past 12 month period the Employee had contact or who were known by the Employee to be customers or prospects, or representatives of the same, of the Company. The parties agree and affirm that their intention with respect to Section 6.2 of this Agreement is that the Employee’s activities be limited only for a twelve (12) month period after the Termination Date for any reason. The provisions calling for a “look back” of twelve (12) months prior to the Termination Date are intended solely as a means of identifying the clients to which such restrictions apply and are not intended to nor shall they, under any circumstances, be construed to define the length or term of any such restriction.
6.3    For a period of twelve (12) months following the Termination Date, the Employee shall not directly or indirectly through a subordinate, co-worker, peer, or any other person or entity contact, solicit, encourage or induce any officer, director or employee of the Company, its affiliates or their subsidiary companies to work for or provide services to the Employee and/or any other person or entity.
6.4    The Employee acknowledges and agrees that the restrictions set forth herein are necessary for the reasonable and proper protection of the Company; are reasonable in respect to subject matter, length of time, geographic scope, customer scope, and scope of activity to be restrained; and are not unduly harsh and oppressive so as to deprive the Employee of her livelihood or to unduly restrict the Employee’s opportunity to earn a living after termination of the Employee’s employment with the Company. The Employee further acknowledges and agrees that if any restrictions set forth in this Agreement are found by any court of competent jurisdiction to be unenforceable or otherwise against public policy, the restriction shall be interpreted to extend only over the maximum period of time or other restriction as to which it would otherwise be enforceable.
6.5    The Employee acknowledges and agrees that because the violation, breach, or threatened breach of this Agreement would result in immediate and irreparable injury to the Company, the Company shall be entitled, without limitation of remedy, to (i) temporary and permanent injunctive and other equitable relief restraining the Employee from activities constituting a violation, breach or threatened breach of this Section and its sub-parts to the fullest extent allowed by law; (ii) all such other remedies available at law or in equity, including without limitation the recovery of damages, reasonable attorneys’ fees and costs; and (iii) withhold any further rights, payments or benefits under this Agreement which become due and owing after the occurrence of said violation, breach, or threatened breach, including, without limitation, any rights or claims under Sections 2.0 and 3.0 and the sub-parts thereto.
7.0    Return of Company Property
7.1    The Employee agrees that within ten (10) days after the later of the Termination Date, she will return any and all Company documents and any copies thereof, in any form whatsoever, including computer records or files, containing secret, confidential and/or proprietary information or ideas, and any other Company property (including, but not limited to, any cell phones, laptops, notepads, iPads, printers, electronic storage media and/or other computer equipment) in the Employee’s possession or control.

8.0    Duty to Cooperate and of Loyalty/Nondisparagement
8.1    Without limitation as to time, the Employee agrees to cooperate and make all reasonable and lawful efforts to assist the Company in addressing any issues which may arise concerning any matter with which she was involved during her employment with the Company, including, but not limited to, cooperating in any litigation arising therefrom. The Employee will also be compensated for expenses directly incurred solely in connection with such services, provided, however, that the expenses are both fair and reasonable and consistent with Company policy on expense reimbursement. For avoidance of doubt, expenses directly incurred solely in connection with such services would include expenses such as travel, photocopying or other expense incurred solely for the benefit of the Company but would not include such indirect and overhead expenses such as but not limited to phone, computer, internet, office supplies, or rent.
8.2    The Employee will not (except as required by law) communicate to anyone, whether by word or deed, whether directly or through any intermediary, and whether expressly or by suggestion or innuendo, any statement, whether characterized as one of fact or of opinion, that is intended to cause or that reasonably would be expected to cause any person to whom it is communicated to have (i) a lowered opinion of the Company or any affiliates, including a lowered opinion of any products manufactured, sold, or used by, or any services offered or rendered by the Company or its affiliates; and/or (ii) a lowered opinion of the Company’s creditworthiness or business prospects. The Employee’s obligation in this regard extends to the reputation of the Company and any other person or entity described in Section 4.1 of this Agreement. This Section shall not be construed as prohibiting the Employee from communicating truthful information (a) in response to assistance requested under Section 8.1 of this Agreement, (b) in any formal or informal proceeding with a government agency or investigator, (c) in any litigation against the Company including, but not limited to, qui tam lawsuits whether the government decides to intervene or declines to intervene and the relator moves forward pursuing its claims, (d) as required by law, such as in response to a duly-issued subpoena, or (e) any action to enforce the terms of this Agreement or right not waived under Section 4.0 and subparts thereunder.
8.3    The Company agrees that its senior executives and members of its Board of Directors shall not (except as required by law) communicate to anyone, whether by word or deed, whether directly or through any intermediary, and whether expressly or by suggestion or innuendo, any statement, whether characterized as one of fact or of opinion, that is intended to cause or that reasonably would be expected to cause any person to have a lowered opinion of the Employee’s professional reputation or business capabilities. This Section shall not be construed as prohibiting truthful statements (a) in any legal, regulatory, or administrative proceeding, (b) as required by law or fiduciary duty, (c) in response to inquiries from governmental authorities, or (d) in SEC filings or other required disclosures.
8.4    Upon request for reference or any other inquiry pertaining to the Employee’s work for the Company that is directed to Peter Neupert, Chair of the Company’s Board of Directors, or the Company’s Chief Executive Officer or General Counsel, the Company shall confirm only the Employee’s job title and dates of employment.

9.0    Section 409A of the Code
9.1    Notwithstanding any provisions of this Agreement to the contrary, if the Employee is a “specified employee” (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and determined pursuant to procedures adopted by the Company or its affiliate) at the Termination Date and if any portion of the payments or benefits to be received by the Employee would be considered deferred compensation under Section 409A of the Code, amounts that would otherwise be payable pursuant to this Agreement during the six (6)-month period immediately following the Employee’s Termination Date and benefits that would otherwise be provided pursuant to this Agreement (the “Delayed Benefits”) during the six (6)-month period immediately following the Employee’s Termination Date (such period, the “Delay Period”) shall instead be paid or made available on the earlier of (i) the first business day of the seventh month following the Termination Date or (ii) the Employee’s death (the applicable date, the “Permissible Payment Date”). The Company shall also reimburse the Employee for the after-tax cost incurred by the Employee in independently obtaining any Delayed Benefits (the “Additional Delayed Payments”).
9.2    With respect to any amount of expenses eligible for reimbursement under Sections 3.1, 3.5 and 9.1, such expenses shall be reimbursed by the Company within thirty (30) calendar days following the date on which the Company receives the applicable invoice from the Employee but in no event later than December 31 of the year following the year in which the Employee incurs the related expenses; provided, that with respect to reimbursement relating to the Additional Delayed Payments, such reimbursement shall be made on the Permissible Payment Date. In no event shall the reimbursements or in-kind benefits to be provided by the Company in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor shall the Employee’s right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.
9.3    It is the intention of the parties that payments or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Code. To the extent such potential payments or benefits could become subject to such Section, the Company may amend this Agreement with the goal of giving the Employee the economic benefits described herein in a manner that does not result in such tax being imposed.
9.4    For purposes of Section 409A of the Code the Employee’s right to receive any “installment” payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.
10.0    Miscellaneous
10.1    This Agreement is binding on, and shall inure to the benefit of, the parties hereto and their heirs, representatives, transferees, principals, executors, administrators, predecessors, successors, parents, subsidiaries, affiliates, assigns, agents, directors, officers and employees.

10.2    This Agreement, together with the Transition Agreement and the Consulting Agreement, constitutes the complete agreement between, and contains all of the promises and undertakings by the parties. The Employee agrees that the only considerations for signing this Agreement are the terms stated herein above and that no other representations, promises, or assurances of any kind have been made to her by the Company, its attorneys, or any other person as an inducement to sign this Agreement. Any and all prior agreements, representations, negotiations and understandings among the parties, oral or written, express or implied, with respect to the subject matter hereof are hereby superseded and merged herein. Notwithstanding the foregoing, the restrictive covenants herein do not supersede the restrictive covenants in other types of agreements between Employee and the Company, which would be separately enforceable pursuant to the terms thereof.
10.3    This Agreement may not be revised or modified without the mutual written consent of the parties.
10.4    The parties acknowledge and agree that they have each had sufficient time to consider this Agreement and consult with legal counsel of their choosing concerning its meaning prior to entering into this Agreement. In entering into this Agreement, no party has relied on any representations or warranties of any other party other than the representations or warranties expressly set forth in this Agreement. The Employee acknowledges that she has read this Agreement and that she possesses sufficient education and experience to fully understand the terms of this Agreement as it has been written, the legal and binding effect of this Agreement, and the exchange of benefits and payments for promises hereunder, and that she has had a full opportunity to discuss or ask questions about all such terms.
10.5    Except as otherwise provided in this Section, if any provision of this Agreement shall be determined to be invalid or unenforceable by a court of competent jurisdiction, that part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of said provision or the remaining provisions of this Agreement; provided that, if any provision contained in this Agreement shall be adjudicated to be invalid or unenforceable because such provision is held to be excessively broad as to duration, geographic scope, activity or subject, such provision shall be deemed amended by limiting and reducing it so as to be valid and enforceable to the maximum extent compatible with the applicable laws of such jurisdiction, and such amendment only to apply with respect to the operation of such provision in the applicable jurisdiction in which the adjudication is made. If as a result of litigation brought by the Employee or as a result of any defense asserted by the Employee Section 6.0 or any of its sub-parts of this Agreement is deemed invalid or unenforceable, in whole or in part, by a court of competent jurisdiction, this entire Agreement shall be null and void, and any consideration paid hereunder shall be repaid immediately by the Employee upon receipt of notice thereof.

10.6    The Employee agrees that because she has rendered services of a special, unique, and extraordinary character, damages may not be an adequate or reasonable remedy for breach of her obligations under this Agreement. Accordingly, in the event of a breach or threatened breach by the Employee of the provisions of this Agreement, the Company shall be entitled to (i) an injunction restraining the Employee from violating the terms hereof, or from rendering services to any person, firm, corporation, association, or other entity to which any confidential information, trade secrets, or proprietary materials of the Company have been disclosed or are threatened to be disclosed, or for which the Employee is working or rendering services, or threatens to work or render services; (ii) all such other remedies available at law or in equity, including without limitation the recovery of damages, reasonable attorneys’ fees and costs, and (iii) withhold any further payments under this Agreement which become due and owing after the occurrence of said violation, breach or threatened breach. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach of this Agreement, including the right to terminate any payments to the Employee pursuant to this Agreement or the recovery of damages from the Employee. The Employee agrees that the issuance of the injunction described in this Section may be without the posting of any bond or other security by the Company.
10.7    Notices required under this Agreement shall be served by certified mail, return receipt requested, or by express delivery by a nationally recognized delivery service company such as Federal Express as follows:
If to the Company:
Fortrea Inc.
8 Moore Drive
Durham, NC 27709
Attention: Chief Administrative Officer
If to the Employee:
Jill McConnell

Consistent with the requirements of this Section, each party shall notify the other party of any change of address for the receipt of a notice under this Agreement.
10.8    This Agreement shall be construed in accordance with and governed by the laws, except choice of law provisions, of the State of North Carolina. The parties further agree that any action, special proceeding or other proceeding with respect to this Agreement shall be brought exclusively in the federal or state courts of the State of North Carolina. The Employee and Company irrevocably consent to the jurisdiction of the Federal and State courts of North Carolina and that the Employee hereby consents and submits to personal jurisdiction in the State of North Carolina. The Employee and Company irrevocably waive any objection, including an objection or defense based on lack of personal jurisdiction, improper venue or forum non conveniens which either may now or hereafter have to the bringing of any action or proceeding in connection with this Agreement. The Employee acknowledges and recognizes that in the event that she has breached this Agreement, the Company may initiate a lawsuit against her in North Carolina, that the Employee waives her right to have that lawsuit be brought in a court located closer to where she may reside, and that the Employee will be required to travel to and defend herself in North Carolina.

The effective date of this Agreement shall be the day after expiration of the seven (7) day revocation period set forth in Section 4.3 of this Agreement.
If you agree with the foregoing, please sign below and return two (2) originals to me. You should retain one (1) original copy of this Agreement for your records.

Sincerely,

Name:	Anshul Thakral
Title:	Chief Executive Officer

Agreed to and accepted:

Name:	Jill McConnell
Date:
22